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                                 VITECH (LOGO)

                              FOR IMMEDIATE RELEASE

  VITECH AMERICA FILES SUIT AGAINST GATEWAY ALLEGING FRAUD, BREACH OF CONTRACT,
                         AND NEGLIGENT MISREPRESENTATION

MIAMI, FL, MARCH 15, 2001 - On Friday, March 9, Vitech America Inc. (Nasdaq:
VTCH) sued Gateway, Inc. (NYSE: GTW) in the United States District Court for the Southern District of Florida for fraud, negligent misrepresentation and breach of contract. Vitech, a leading producer of computer products in Brazil, had entered into a series of agreements with Gateway starting in 1999 by which Gateway, seeking to gain a foothold in the the largest and most lucrative market in South America, was to provide funding and operational support to Vitech.

Based on statements made by Gateway's Vice President of Latin America to Vitech last week, Vitech believes that Gateway fraudulently induced Vitech to sign the agreements in 1999, which provided in part for a convertible loan of $31 million to Vitech. In particular, Gateway represented to Vitech that it would make certain investments in Vitech according to a capital plan presented by Vitech to Gateway, provide savings in cost of goods sold, and provide Vitech with use of the Gateway brands and trademarks, among other things. During the term of the relationship, Gateway never completed the promised investments, never achieved the basic parts savings and synergies, and, did not have the Gateway brands and trademarks registered in Brazil for Vitech to use. In addition, Vitech believes that Gateway is and has been in breach of its contractual obligations on numerous other issues.

Prior to last week, there were numerous representations by Gateway that it planned to convert its debt to equity in Vitech or extend additional debt financing at, or prior to maturity of the loan in March 2001, in accordance with the agreed upon capital plan for Vitech. Last week, after blocking alternative financing that Vitech had been seeking, Gateway demanded that it be given voting control over a majority of Vitech's stock without protecting Vitech's shareholders or providing methods to enhance Vitech's shareholder's value. Failing that, Gateway would put Vitech in default.

Vitech alleges that all of this was part of Gateway's scheme to engineer technical defaults by Vitech so that Gateway could take over the Brazilian computer manufacturer. The complaint seeks to set aside the various agreements with Gateway or for damages in an unspecified amount.

Gateway has responded to Vitech's lawsuit in Miami with a separate lawsuit in New York, which Vitech believes has no merit.

Vitech America, Inc., a Miami-based company, is a leading provider of PC-based Information Technology solutions direct to business and individual clients, including the manufacture and marketing of PCs, servers and related products, business systems integration products and turn-key business solutions in Brazil under the names: Microtec Digital World and Microtec(TM) with product lines of Mythus(TM), Quest(TM), Spalla(TM), Vesper(TM) and Vision(TM).

Except for the historical information herein, the matters discussed in this press release include forward-looking statements that may involve a number of risks and uncertainties. Future results may vary significantly based on a number of factors, including, but not limited to, risks in market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and in Brazil, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

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CONTACT:                                      VTCH'S INVESTOR RELATIONS COUNSEL:
VITECH AMERICA, INC.                          The Equity Group Inc.
Ed Kelly, Chief Financial Officer             Stephanie King (212) 836-9611
Tel: (305) 477-1161                           Linda Latman (212) 836-9609
E-mail: edkelly@vitech.net                    www.theequitygroup.com